Exhibit 99.1

FOR IMMEDIATE RELEASE

July 23, 2010

Contact:

John R. Davis, Senior Executive Vice President (337) 521-4005

Beth A. Ardoin, Director of Communications (337) 278-6868

IBERIABANK Corporation Announces Fifth FDIC-Assisted Acquisition

LAFAYETTE, LOUISIANA – IBERIABANK (www.iberiabank.com), the 123-year old subsidiary of IBERIABANK Corporation (NASDAQ: IBKC), announced that it has entered into a purchase and assumption agreement with loss share arrangements with the Federal Deposit Insurance Corporation (“FDIC”) to purchase certain assets and to assume certain deposit and other liabilities of Sterling Bank, a full service Florida-chartered commercial bank headquartered in Lantana. Based on available information as of March 31, 2010, Sterling reported:

•	Six full service offices along the southeast coast of Florida,

•	Total assets of approximately $408 million,

•	Total loans of approximately $246 million (before loan discounts and FDIC receivables),

•	Investment securities of approximately $71 million, and

•	Total deposits of approximately $372 million.

Upon completion of the acquisition IBERIABANK will continue to remain “well capitalized” by regulatory standards, with no additional capital required to support this transaction.

Depositors of Sterling Bank will automatically become depositors of IBERIABANK, and their deposits will continue to be insured by the FDIC. Depositors can access their accounts through automated teller machine transactions, checks, and debit transactions. Offices of Sterling Bank will open under regular operating hours on Monday, July 26, 2010 as branches of IBERIABANK. With the completion of this transaction, IBERIABANK Corporation will have a combined 220 offices serving clients in 12 states.

Daryl G. Byrd, President and Chief Executive Officer of IBERIABANK Corporation stated, “We welcome the clients of Sterling Bank to the IBERIABANK family. Our capital ratios are among the highest of large bank holding companies in Florida and throughout the United States. Our asset quality ratios are superior, and at June 30, 2010, we held approximately $1 billion in cash on our balance sheet. In addition to strength and liquidity, a hallmark of our Company is our focus on talented associates and exceptional client service. Our Company has a very unique and successful culture with a strong focus on people.”

Byrd continued, “This acquisition is an excellent fit for our Company, providing a nice complement to our current franchise in Broward and Palm Beach counties. We anticipate a smooth transition, having completed four other FDIC-assisted transactions in the last 26 months. We are very excited to expand our presence in Florida.”

Highlights of the Transactions

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Deposits. To minimize client disruption, IBERIABANK assumed all of the outstanding deposits of Sterling Bank. IBERIABANK will assume approximately $320 million in deposits, which excludes approximately $50 million in deposits retained by the FDIC.

With the acquisition of Sterling Bank, IBERIABANK will have $3.0 billion in deposits in Florida, and rank as the 20 th largest financial institution by deposits on a pro forma basis at June 30, 2010. On that basis, Florida will account for approximately 35% of the Company’s total deposits.

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Offices. In aggregate, IBERIABANK will have a total of 42 offices in six Florida Metropolitan Statistical Areas (MSAs). The offices are in the Florida MSAs of Naples-Marco Island (7 offices, $1.3 billion), Bradenton-Sarasota (13 offices, $0.8 billion), Key West (5 offices, $0.2 billion), Cape Coral-Fort Myers (4 offices, $0.2 billion), Miami-Ft. Lauderdale (10 offices, $0.6 billion), and Jacksonville (3 offices, $0.1 billion). The FDIC has granted IBERIABANK a 90-day option to purchase at fair market value the premises, furniture, fixtures, and equipment and assume the leases associated with these offices.

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Loss Sharing Arrangements. The loans and OREO are covered by loss share agreements between the FDIC and IBERIABANK which afford IBERIABANK significant protection. The loss share agreements with the FDIC are designed to minimize disruptions for loan clients and maximize return on covered assets by keeping those assets in the private sector.

The FDIC determined these agreements provided “least costly” resolutions for the FDIC’s Deposit Insurance Fund (“DIF”).

IBERIABANK Corporation

IBERIABANK Corporation is a multi-bank financial holding company headquartered in Lafayette, Louisiana. Upon completion of this transaction, the Company will have 220 combined offices, including 140 bank branch offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 26 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 54 locations in 12 states. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC” and the Company’s market capitalization is approximately $1.4 billion, based on the closing stock price on July 22, 2010.

The following 12 investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	B. Riley & Company

•	FIG Partners, LLC

•	Howe Barnes Hoefer & Arnett, Inc.

•	Keefe, Bruyette & Woods

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Soleil Securities Corporation/Tenner Investment Research

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	Stifel Nicolaus & Company

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as the current level of market volatility and our ability to execute our growth strategy, including the availability of future FDIC-assisted failed bank opportunities, unanticipated losses related to the integration of, and accounting for, acquired businesses and assets and assumed liabilities in FDIC-assisted transactions, adjustments of fair values of acquired assets and assumed liabilities and of deferred taxes in FDIC-assisted acquisitions, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, increases in FDIC insurance assessments, geographic concentration of our markets and economic conditions in these markets, rapid changes in the financial services industry, dependence on our operational, technological, and organizational infrastructure, hurricanes and other adverse weather events, the volatility and low trading volume of our common stock, and valuation of intangible assets. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.